EXHIBIT 5.1

Opinion of DLA Piper US LLP

August 8, 2007

PROS Holdings, Inc.
3100 Main Street, Suite 900
Houston, TX 77002

RE: REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

As legal counsel for PROS Holdings, Inc., a Delaware corporation (the “Company”), we are rendering this opinion in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, of up to 2,212,260 shares (the “Shares”) of Common Stock, $0.001 par value, of the Company which may be issued pursuant to the awards granted under the Company’s 1999 Stock Incentive Plan and the 2007 Stock Incentive Plan (together, the “Plans”).

We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed.  In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.  We are admitted to practice only in the State of Texas and we express no opinion concerning any law other than the law of the State of Texas, the corporation laws of the State of Delaware and the federal law of the United States.  As to matters of Delaware corporation law, we have based our opinion solely upon our examination of such laws and the rules and regulations of the authorities administering such laws, all as reported in standard, unofficial compilations.  We have not obtained opinions of counsel licensed to practice in jurisdictions other than the State of Texas.

Based on such examination, we are of the opinion that the Shares which may be issued under the Plans are duly authorized shares of the Company’s Common Stock, and, when issued against receipt of the consideration therefore in accordance with the provisions of the Plans, will be validly issued, fully paid and nonassessable.  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of our name wherever it appears in such Registration Statement.

This opinion letter is given to you solely for use in connection with the issuance of the Shares in accordance with the Registration Statement and is not to be relied on for any other purpose.  Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares or the Registration Statement.

Very truly yours,

/s/ DLA PIPER US LLP
DLA PIPER US LLP